INVESTOR CONTACT:
LHA
Anne Marie Fields
Senior Vice President
afields@lhai.com
(212) 838-3777

GENESIS BIOPHARMA SIGNS WORLDWIDE LICENSE AGREEMENT WITH THE NIH
FOR ADOPTIVE CELL THERAPY TO TREAT A VARIETY OF CANCERS

Lead Indication To Treat Stage IV Metastatic Melanoma

LOS ANGELES (October 11, 2011) – Genesis Biopharma, Inc. (OTCBB: GNBP), a biotechnology company developing targeted cancer immunotherapies, today announced it has entered into a Patent License Agreement (the “License Agreement”) with the National Institutes of Health, an agency of the United States Public Health Service within the Department of Health and Human Services (“NIH”).  Pursuant to the License Agreement, NIH granted to the Company a non-exclusive worldwide license to 43 patents and patent applications, consisting of 9 issued United States patents, 13  United States patent applications, and 21 foreign corresponding patents and patent applications relating to adoptive cell therapy using autologous tumor infiltrating lymphocytes (TILs) for the treatment of certain cancers.  The Company also has rights to sublicense the intellectual property subject to the terms and conditions set forth in the License Agreement.  The License Agreement will expire on a product-by-product basis upon the expiration of the subject patent rights.

These technologies were also the subject of the Cooperative Research and Development Agreement, effective August 5, 2011, as disclosed previously in the Company’s Current Report on Form 8-K filed on August 11, 2011.

In consideration for the the License Agreement, the Company agreed to pay approximately $1.2 million in upfront licensing fees and expense reimbursements within 60 days of the effectiveness of the License Agreement, royalties based on a percentage of net sales (subject to certain annual minimum royalty payments), and a percentage of revenues from any sublicensing arrangements.  In addition, the Company will make additional payments on the achievement of certain clinical and regulatory milestones for each of the various indications.

“We are very pleased to finalize this License Agreement as it will now allow us to move forward with the clinical development for Cōntego™, our ready-to-infuse adoptive cell therapy using TILs, to treat Stage IV metastatic melanoma.  We already have a process development and scale-up agreement for the manufacture of Cōntego with Lonza, one of the world's leading suppliers to the pharmaceutical, healthcare and life science industries,” stated Anthony J. Cataldo, Chairman and Chief Executive Officer of Genesis Biopharma.

“Adoptive cell therapy using autologous TILs is presently being administered as a physician-sponsored investigational therapy to Stage IV metastatic melanoma patients at the National Cancer Institute (NCI), MD Anderson Cancer Center and H. Lee Moffitt Cancer Center & Research Institute.  The medical oncology community is very aware of this  innovative work using adoptive cell therapy and autologous tumor infiltrating lymphocytes for the treatment of Stage IV metastatic melanoma,” added Mr. Cataldo.

About Genesis Biopharma, Inc.
Genesis Biopharma, Inc. is engaged in the development and commercialization of autologous cell therapies for the treatment of various cancers.  The Company’s lead product candidate, Cōntego™, is a ready-to-infuse autologous cell therapy utilizing tumor infiltrating lymphocytes for the treatment of patients with Stage IV metastatic melanoma.  Cōntego™ is based on a currently available physician-sponsored investigational therapy at the National Cancer Institute, MD Anderson Cancer Center and the H. Lee Moffitt Cancer & Research Institute for the treatment of Stage IV metastatic melanoma.

For more information about the company, visit www.genesis-biopharma.com.

Forward-Looking Statements
The foregoing announcement contains forward-looking statements that can be identified by such terminology as “expects”, “hopes”, “potential”, “suggests”, “bodes”, “may”, “should”, “could”, or similar expressions.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from any future results, performance or achievements expressed or implied by such statements.  In particular, management's expectations regarding future research, development and/or commercial results could be affected by, among other things, uncertainties relating to clinical trials and product development; availability of future financing; unexpected regulatory delays or government regulation generally; the company's ability to obtain or maintain patent and other proprietary intellectual property protection; and competition in general.  Forward-looking statements speak only as of the date they are made.  The company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

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